BOWL AMERICA INCORPORATED
       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENTS

    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 3, 2002

TO THE HOLDERS OF CLASS A AND CLASS B
COMMON STOCK OF BOWL AMERICA INCORPORATED

  The annual meeting of stockholders of Bowl America Incorporated will be held at the Corporation's office situated at 6446 Edsall Road, Alexandria, Virginia 22312 (East Exit off Shirley Highway), on Tuesday December 3, 2002, at 11:00 a.m., for the following purposes:
  (1) To elect a Board of Directors to serve until the next annual meeting.
  (2) To act upon a stockholder's proposal if it is properly presented at the meeting.
  (3) To transact such other business as may properly be brought before the meeting and any adjournments thereof.
  Only stockholders of record at the close of business October 16, 2002, are entitled to vote at the meeting. The stock transfer books will not be closed.
  You are cordially invited to attend the meeting in person. If you do not expect to be present, please sign, date, and mail the enclosed proxy, the postage for which has been provided. Prompt response is helpful, and your cooperation will be appreciated. If after signing and returning the enclosed proxy, you find you are able to attend the meeting, you will have an opportunity to withdraw your proxy and vote in person.

By Order of the Board of Directors
A. Joseph Levy
Secretary

Dated October 25, 2002

                             PROXY STATEMENT

                   For Annual Meeting of Stockholders
                        To be held December 3, 2002

  The principal office of the Corporation is situated at 6446 Edsall Road, Alexandria, Virginia 22312.
  The accompanying proxy is solicited by the Board of Directors; and when such proxy is properly signed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted for the election of directors.
  Solicitation of proxies will be primarily by mail. Proxies may also be solicited by directors, officers, and employees of the Corporation personally or by telephone or telegraph. The Corporation will bear the cost of all such solicitations.
  The proxy may be revoked at any time prior to its exercise by giving notice of the revocation to the Secretary of the Corporation in writing at any time prior to the meeting and orally at the meeting at any time prior to the vote.
  This statement is being mailed on or about October 25, 2002.

                             VOTING SECURITIES

  Each of the issued and outstanding 3,666,376 shares of the Corporation's Class A Common Stock, par value of $.10 per share, is entitled to one vote. Each of the issued and outstanding 1,483,620 shares of the Corporation's Class B Common Stock, par value of $.10 per share, is entitled to ten votes. The total number of Class A and Class B shares of Common Stock issued and outstanding is 5,149,996 shares, with the Class A stockholders having 3,666,376 votes, and the Class B stockholders having 14,836,200 votes. The price of the Corporation's Class A Common Stock on September 27, 2002, on the American Stock Exchange was $11.75. The Class B Common Stock is not traded. Only stockholders of record at the close of business on October 16, 2002, are entitled to vote at the meeting and adjournment thereof. The Class A Common Stockholders are entitled to elect two directors and the Class B Common Stockholders are entitled to elect six directors.
  Votes cast by proxy or in person at the Annual Meeting will be tabulated by tellers appointed by the Company. The number of shares represented at the meeting in person or by proxy, including abstentions, will determine whether or not a quorum is present. Abstentions will not be voted on any matter submitted to the stockholders for a vote.
  Shares on a Broker's Proxy that lack discretionary authority to vote on a particular matter will not be considered as present and entitled to vote by the tellers.

                             ANNUAL REPORTS

  A copy of the annual report and Form 10-K of the Corporation for the fiscal year ending June 30, 2002, which has been filed with the Securities and Exchange Commission, was mailed to you on September 27, 2002 or is enclosed with this statement.


       ELECTION OF DIRECTORS AND SECURITY OWNERSHIP OF MANAGEMENT

  The holders of the Class A Common Stock are entitled to elect two Directors of the Corporation and the holders of the Class B Common Stock are entitled to elect six Directors of the Corporation to hold office until the next Annual Meeting of the stockholders and until their successors shall have been elected and qualified. The management recommends the election of the nominees listed below as Directors. All of the nominees are presently Directors and constituted the Board of Directors for the past year. In the event any of these nominees becomes unavailable for election, it is intended that the proxies will be voted for the election of such other persons as management shall designate. Management has no reason to believe that any nominee will be unavailable.
  The following table also shows the beneficial ownership of shares of the Corporation's Class A and Class B Common stock as of September 27, 2002 by all directors including executive officers, all of whom are directors, and by all directors and executive officers as a group.


                                                                                                               Percentage of Total
                                                                Shares of Class A        Shares of Class B    Votes Eligible to be
                                                                 Common Stock of          Common Stock of      Cast of Class A & B
Name of Director and Nominees                                      Corporation              Corporation            Common Stock
for Election; Principal Occupation;                             Beneficially Owned      Beneficially Owned       Beneficially Owned
Positions and Offices with the                Periods Served  Directly or Indirectly Directly or Indirectly  Directly or Indirectly
Corporation                             Age   As a Director    on September 27, 2002  on September 27, 2002   on September 27, 2002

                                 NOMINEES FOR ELECTION BY CLASS A COMMON STOCK

Warren T. Braham, Attorney and           70   August 1, 1978               1,978                     247                 .02
 Retired Banker                                   to date

Allan L. Sher, Retired Senior            70   February 5, 1997            52,500                       0                 .28
 Executive of Securities Brokerage                to date
 Industry

                                  NOMINEES FOR ELECTION BY CLASS B COMMON STOCK

Merle Fabian, Retired Librarian          64      March 20, 1990          226,319(1)              234,533(1)            13.9
                                                   to date

Leslie H. Goldberg, President of         72     December 5, 1972         499,233(2)              500,997(2)            29.8
 the Corporation                                   to date

Stanley H. Katzman, Senior Computer      62     December 2, 1997         195,502(3)              189,444(3)            11.3
 Specialist, National Institutes of                to date
 Health

A. Joseph Levy, Retired Merchant;        68      June 21, 1988            94,680(4)               53,945(4)             3.4
 Senior Vice President and Secretary               to date
 of the Corporation since December 2,1997

Ruth E. Macklin,(2) Retired Educator;    73     February 14, 1978        184,585(5)              183,407(5)            10.9
 Senior Vice President and                         to date
 Treasurer of the Corporation
 since December 4, 1990

Irvin Clark, General Manager             69     December 1, 1998           8,236(6)                    0                .04
 of the Corporation                                to date

All Directors and Executive Officers
 as a group                                                            1,263,033               1,162,573               69.6


(1) Does not include 155,898 shares each of Class A and Class B Common Stock held as co-trustee with Leslie H. Goldberg, the amount of said shares are included in the number of shares held by Mr. Goldberg-see footnote 2.
(2) Includes 155,898 shares each of Class A and Class B Common Stock held as co-trustee with Merle Fabian.
(3) Includes 181,396 shares each of Class A and Class B Common Stock held by Mr. Katzman as co-trustee.
(4) The shares of stock are owned by the Levy Family LTD Partnership.
(5) Includes 19,586 shares of Class A and 51,198 shares of Class B Common Stock held by Ms. Macklin as co-trustee.
(6) Includes 38 shares of Class A held by Mr. Clark's wife.


   There is sole disposition and voting power of all the shares directly owned by the directors, and sole disposition and voting power of the shares held by the directors' respective spouses are vested in them.
   Mr. Warren Braham is the only nominee for Director who is on the Board of Directors of another public corporation. Mr. Braham is on the Board of Direc-tors of Amendment I, Inc., a newspaper. Mr. Allan L. Sher is an outside director and trustee of three of Sun America's Mutual Funds.
   Mr. Leslie H. Goldberg and Ms. Merle Fabian are brother and sister.
Together they own directly or indirectly 725,552 shares of Class A Common Stock and 735,530 shares of Class B Common Stock of the Corporation.
   As of the last filing of Form 13-G with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 251,647 shares of Bowl America Incorporated Class A Common Stock as of December 31, 2001 which amounts to 6.90% of the outstanding Class A Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
  Ida Goldberg, the widow of C. Edward Goldberg, owns directly 8,881 shares and 127,615 shares as trustee, of Class B Common Stock which amounts to approximately 9.2% of the outstanding Class B Common Stock. She also owns directly 26,296 shares and 127,615 shares as trustee, of Class A Common
Stock. Mrs. Goldberg is a trustee with Mr. Leslie H. Goldberg and Ms. Merle Fabian of 155,898 shares each of Class A and Class B Common Stock, which shares are shown in the preceding table.
   Under federal securities law, the Corporation's directors, certain officers, and persons holding more than ten percent of any class of the Corporation's common stock are required to report, within specified due dates, their initial ownership in any class of the Corporation's common stock and all subsequent acquisitions, dispositions, or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Corporation is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of the Corporation's directors and officers satisfied such filing requirements.
The foregoing is based upon written representations and information provided to the Corporation by the persons required to make such filings.

                  TRANSACTIONS WITH DIRECTORS AND OFFICERS

   The Directors of the Corporation who are not officers receive a fee for attendance at each Board of Directors meeting. During the past fiscal year the fee was $1,150.00 for each meeting. The Board of Directors meets quarterly, and there were four Board meetings this past fiscal year. All the Directors attended all of such meetings. The Corporation has a standing audit and compensation committee consisting of directors Warren Braham, Allan L. Sher, and Stanley Katzman all of whom are independent directors. The committee met four times in the past fiscal year with full attendance at each meeting.
There is no nominating committee or committee performing a similar function.
   The Corporation's Employment Agreement with Mr. Leslie H. Goldberg (72 years old) dated July 2, 2001 expired June 30, 2002 and was extended to the end of the next fiscal year. This agreement provides for an annual salary of $102,000 with an annual bonus of 2% of the Corporation's and its subsidiaries' consolidated annual net income prior to income taxes, in excess of $2,500,000. In the event that he leaves the employ of the Corporation at the termination of the contract or becomes disabled during the term thereof so that he cannot carry on his duties as President, he shall act as a consultant and shall receive one-half the average of his previous three years compensation for a term equal to the number of years that he had been President of the Corporation.
   The Corporation's Employment Agreement with Mr. Irvin Clark (69 years old) as General Manager is for a term of two years commencing January 1, 2001 and expiring on December 31, 2002. This agreement provides for an annual salary of $140,000.00.
   The other executive officers of the Corporation are A. Joseph Levy (Senior Vice President and Secretary), 68 years old, and Ms. Macklin (Senior Vice President and Treasurer), 73 years old. Both are major stockholders.
   Mr. C. Edward Goldberg died on February 28, 1990 and pursuant to the Corpor-ation's agreement with Mr. Goldberg it is required to pay Ida Goldberg, his widow, the sum of $20,000 per year, payable in monthly installments for her life. These payments are substantially funded by insurance on the life of Mr. Goldberg. The Corporation was the owner and beneficiary under the policy.


                            FINANCIAL STATEMENTS
             Report of the Audit Committee on Financial Statements

   The Audit Committee oversees the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the independent auditors, the annual audit of Bowl America Incorporated's financial statements and related matters. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the American Stock Exchange.
   The Audit Committee: (1) reviewed and discussed with management Bowl America's audited financial statements for the year ended June 30, 2002;
(2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended by Statement on Auditing Standards No. 90, "Audit Committee Communications";
(3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"; (4) considered whether the provision of non-audit services is compatible with maintaining the auditors' independence; and (5) discussed with the auditors the auditors' independence.
   Based on the review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended
June 30, 2002, be included in Bowl America Incorporated's Annual Report on
Form 10-K for filing with the Securities and Exchange Commission.

                              The Audit Committee
Warren T. Braham, Chairman         Allan L. Sher           Stanley H. Katzman

             AUDIT AND CONSULTING FEES PAID TO PRINCIPAL AUDITOR
   Deloitte & Touche LLP acts as the principal auditor for Bowl America Incorporated and provides certain consulting services. For the fiscal year 2002, Deloitte & Touche charged the following audit and consulting fees.
   AUDIT FEES - Fees incurred in the audit of Bowl America's annual financial statements and the quarterly reviews of Bowl America's interim reports were $95,795.
   ALL OTHER FEES - Fees of $40,000 related to matters not described above, including income tax services and advice of $37,000, and reviews required by non-regulatory bodies of $3,000. No financial information systems design and implementation services were rendered by the auditor.

                           EXECUTIVE COMPENSATION

   The following table shows the compensation received by the President, who is the Chief Executive Officer, for the three fiscal years ending June 30, 2002. The other executive officers, namely A. Joseph Levy, Senior Vice President and Secretary and Ruth E. Macklin, Senior Vice President and Treasurer receive com-pensation of less than $100,000 per year. In fiscal 2002, A. Joseph Levy and Ms. Macklin each received compensation of $8,500 for the fiscal year. There are no restricted stock awards, no stock option grants and no stock appreciation rights. There is no pension plan.

                          SUMMARY COMPENSATION TABLE

         ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
   (1)              (2)      (3)        (4)       (5)         (6)         (7)        (8)        (9)
Name and                                         Other     Restricted
Principal          Fiscal                        Annual       Stock      Options/   LTIP       All Other
Position            Year    Salary     Bonus   Compensation   Awards      SAR's(#)  Payouts   Compensation

Leslie Goldberg,   2002    $102,000  $ 68,531     $7,134       $0            0         $0         $0
 President and     2001    $102,000  $ 78,192     $8,136       $0            0         $0         $0
 Chief Executive   2000    $102,000  $ 54,628     $9,053       $0            0         $0         $0
 Officer


   The Compensation Committee has the responsibility for negotiating the compensation of the President, Leslie H. Goldberg, who is the Chief
Executive Officer of the Corporation. The President is responsible for determining the compensation of the other executive officers and all other management employees. The Committee, in negotiating the President's compensation, takes into account his performance and his contribution to the Corporation's functions. The Committee thought it important that there be an incentive which is accomplished by a bonus based on the income of the Corporation. The terms of the President's current contract are the same as the terms of his prior contract. The President participates with the employees in the Profit Sharing Plan but has elected not to participate in the Employee Stock Ownership Plan.

                            The Compensation Committee

Warren T. Braham, Chairman           Allan L. Sher          Stanley H. Katzman

                 SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   The following graph shows changes over the past five fiscal year periods in the value of $100 invested in (1) Bowl America Incorporated Class A Common Stock, (2) the American Stock Exchange Market Index, and (3) the Peer Group consisting of 18 companies in the business Industry Group No.715, Sporting Activities. It is assumed that all dividends were reinvested.

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
       AMONG BOWL AMERICA INC., AMEX MARKET INDEX AND PEER GROUP INDEX

                                            FISCAL YEAR ENDING
COMPANY                     1997     1998     1999     2000     2001     2002

BOWL AMERICA INC.            100   124.40   109.86   137.81   191.93   218.10
AMEX MARKET INDEX            100   115.62   113.73   130.78   128.08   117.99
PEER GROUP INDEX             100   161.85   140.54    70.52    82.19    72.83

                                PROFIT SHARING PLAN

   The Board of Directors adopted a profit sharing plan for its employees which became effective on June 29, 1975, and which has been approved by the Internal Revenue Service. The following table shows the name of each person named in the preceding table and shows for each named person and for all of the Directors and Officers of the Corporation as a group, the amount allocated to their accounts in trust from the contributions of the Corporation for the fiscal year ending June 30, 2002 under its employees' profit sharing plan in Column (B), from contributions since the inception of the plan in Column (C), and from other accruals under the plan in Column (D), which accruals consist of a share of forfeitures resulting from employees covered by the plan who leave the Corpor-ation's employment and interest on plan investments.

          A                      B                 C              D
Leslie H. Goldberg             $3,240           $82,390        $312,908
All Directors and Officers
 including the one named above
 and Director Irvin Clark      $5,908          $131,698        $489,187

   Directors as such do not participate in the Corporation's employee profit sharing plan. All employees, including officers of the Corporation, are eligible to commence participation under the Plan after completing a minimum of 1,000 hours continuous employment during the Corporation's fiscal year. Actual payment of accounts to participants or their beneficiary is deferred until retirement, disability, or death. In the event of termination of employment, the vested portion, if any, is paid. Accounts become vested after three years of service according to a graduated scale until 100% is vested after seven years of service. No estimate can be made of the annual benefits on the retirement of a particular person because the amount set aside each year depends on the earnings of the Corporation for such year. The amount of the contribution is within the discretion of the Corporation's Board of Directors and can only be paid from profits. The Board of Directors made a contribution of $165,000 including any expenses incurred by the Trust paid by the Corpora-tion for the fiscal year 2002. The contribution is made to a trust (Bowl America Incorporated Profit Sharing Trust). Contributions of the Corporation to the trust and forfeitures of terminated members are allocated in proportion to compensation with the Corporation. Employees exercise independent control over the investment of funds allocated in their accounts. Earnings or losses are posted to the accounts daily. Employees may change their investment choices at any time.

                    1987 EMPLOYEE STOCK OWNERSHIP PLAN

   The Board of Directors adopted the Bowl America Incorporated 1987 Employee Stock Ownership Plan (the "ESOP") on March 31, 1987, and secured a satisfactory ruling from the Internal Revenue Service. All employees of the Corporation and certain subsidiaries become participants on the last day of the fiscal year or December 29 following the date on which they have been employed for one year with at least 1,000 hours of service. The Board of Directors of the Corpora-tion has the discretion to declare each year a cash amount or a specified number of shares of Class A Common Stock ("Common Stock") that will be contri-buted to the ESOP. On June 25, 2002, the Board of Directors made a contribution valued at $162,600 including 9,000 shares and any expenses incurred by the Plan which were paid by the Corporation for fiscal year 2002. Corporation contributions are allocated to employees who are participants on the last day of the fiscal year through a formula based upon the participant's compensation. Employee contributions to the ESOP are not permitted. The trustees of the ESOP, Donald Armel and Michael Dick, have the exclusive authority to manage the trust in which ESOP contributions are deposited and are obligated to invest the cash portion of ESOP contributions primarily in the Corporation's Common Stock. The trustees are permitted to borrow money to purchase Common Stock for the trust.
   As of the last day of the fiscal year, eligible participants are credited with their proportionate share of the trust's assets. A participant's interest vests and is nonforfeitable if while employed by the Corporation or participating subsidiaries he attains at least 65 years of age, becomes totally or permanently disabled or dies. Also, a participant's interest vests and is nonforfeitable to the extent and in the percentage set forth in a schedule in the ESOP. Under this schedule, a participant's interest is 100 percent vested after seven years of service. Vested amounts are distributed upon retirement, disability, or death. If termination of service occurs prior to the occurrence of those events, payment may be made or deferred until the participant attains age 65. As determined by the participant, distributions are made in cash or Common Stock.
  The Corporation may terminate or amend the ESOP but not in such a way as would adversely affect any participant's vested benefits. The trustees have the right to vote the Common Stock in the trust subject to the direction of each participant with respect to the shares allocated to his account.
  As of the end of fiscal 2002, there were 693 participants in the ESOP. No Executive Officer or Director except Irvin Clark participates in the Plan.
All employees as a group will receive an aggregate of 14,200 shares of Class A Common Stock.

                    ITEM 2. SHAREHOLDER PROPOSAL

  A holder of the Company's Class A Common Stock intends to present for share-holder vote at the next Annual Meeting of the Company, the following shareholder proposal and statement of support thereof. The Company will promptly furnish the name and address of the shareholder and the number of shares held upon written request to the Secretary of Bowl America Incorporated, P.O. Box 1288, Springfield, VA 22151.

  RESOLVED, that the shareholders of Bowl America, Incorporated ("Company") request that the Company's Board of Directors take the steps necessary to nominate candidates for directors so that, if elected by the shareholders, at least two-thirds of the Board members would be independent directors. When sufficient independent directors are elected, request is made that audit, compensation and nominating committees (at present, there is no nominating committee) be composed entirely of independent directors. For purposes of this Resolution, a director would not be considered independent if he or she is currently or during the past five (5) years has been:
        -Employed by the Company or an affiliate in an executive capacity; -Employed by a firm that is one of the Company's paid advisors or consultants;
        -Employer by a significant customer or supplier;
        -Serving in an executive capacity or as a director of a corporation on which the Company's chairman, president, chief executive officer, or any other officer of Company serves as a director;
        -Related to a member of management of the Company;
        -A co-trustee with a member of management of a trust which owns shares of the Company, or
        -Paid by the Company pursuant to any personal service contract with the Company.

Supporting Statement
  I believe that good corporate governance practices are in the best interests of the Company, especially as witnessed by the events of Enron, WorldCom, etc. This resolutions provides for one aspect that lends to that.
  It is imperative that the Board have the widest overview of the strategy and operations of the Company, without the possibility of any conflicts of interest.
  Having at least two-thirds of the Board as independent members is especially important as a result of the disproportionate voting rights of the Goldberg family resulting from its ownership of the A and B Classes of Common Stock.
  ACCORDINGLY, YOU ARE ENCOURAGED TO VOTE FOR THIS RESOLUTION TO HAVE THE COMPANY AND/OR ITS BOARD OF DIRECTORS, TAKE THE ACTIONS SET FORTH HEREIN.

Opposing Statement
  The Board of Directors recommends that shareholders vote AGAINST the proposal. The Company has benefited from both the experience and the long term commitment of the members of its Board, the majority of whom would not be considered "independent" under the proposal. The Company has fostered stockholder parti-cipation in its operation by having large shareholders serve as Directors and, where qualified, as executive officers. Both employment by the Company and long term stock ownership help align the interests of our Board members with the interests of all shareholders.
  The Audit Committee, which is subject to and in compliance with the American Stock Exchange regulations, is composed of independent members as defined by the Exchange.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

                      PROPOSALS OF SECURITY HOLDERS

  Proposals of stockholders intended to be presented at the 2003 Annual Meeting, which presently is expected to be held in December 2003, must be received by the Secretary of the Corporation, 6446 Edsall Road, Alexandria, Virginia 22312 no later that June 27, 2003, in order for them to be considered for inclusion in the 2003 Proxy Statement. A stockholder desiring to submit a proposal to be voted on at the next year's Annual Meeting, but not desiring to have such proposal included in next year's Proxy Statement relating to that meeting, should submit such proposal to the Company by September 11, 2003. Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the Proxy Statement.

     RELATIONSHIP OF CORPORATION WITH ITS AUDITORS DELOITTE & TOUCHE

  The Board of Directors and its Audit Committee have considered all of the professional services rendered by its auditors, Deloitte & Touche, and was of the opinion that these services had no effect on the independence of said accounting firm. The Board of Directors, prior to authorizing Deloitte & Touche to provide any non-audit services, considered that such services would have no effect on the independence of said accounting firm. A representative of Deloitte & Touche is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions. That firm is not and has never been financially interested in the Corporation or connected with it except as auditors, tax consultants and advisors.

                           OTHER MATTERS

  Management does not intend to bring any other matters before the meeting and does not know of any other matters to be brought before the meeting by any others. If any other matter should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors
A. Joseph Levy
Secretary